November 6, 2017
Dear Jason,
Congratulations! It is my pleasure to confirm your promotion to President, Ammunition, effective November 20, 2017, reporting to me. The position is located in Anoka, MN and this offer is contingent upon your relocation to the area as soon as possible. To help you transition to your new home, we are offering you our Home Owner Relocation Package. The attached program summary and repayment agreement describe the details of the relocation program. Your base salary, incentives and benefits will remain the same.
Additionally, you will receive a one-time, cash award totaling $250,000 (Cash Award), which will be paid in a lump sum on the second anniversary of your acceptance this agreement. The period between your acceptance of the Cash Award and the second anniversary of such acceptance is referred to in this letter as the “Award Period.” The award will be subject to applicable withholdings and deductions and paid to you on a regular payroll date within 30 days of such anniversary date.

Payment of the Cash Award is subject to your continued employment, in good standing, with Vista Outdoor on the payment date. If your employment is terminated by Vista Outdoor without Cause, then you will be eligible only for a pro-rated payment of the Cash Award, based on the number of days you were actively employed by Vista Outdoor during the Award Period. Any such pro-rated payment will be made to you on a regular payroll date within 30 days following such termination. For purposes of this letter, “Cause” means: (i) your failure to perform your duties of employment; (ii) your engaging in any act of dishonesty, wrongdoing or moral turpitude or violation of Vista Outdoor’s Code of Conduct or other applicable company policy or rule; (iii) your breach of your duty of loyalty; or (iv) your failure to comply with any confidentiality, non‐solicitation or non‐compete agreement with Vista Outdoor or other obligations you have to protect Vista Outdoor or Vista Outdoor customer trade secrets or confidential or proprietary information. If you are terminated for Cause before the Cash Award payment date, then you will forfeit the entire Cash Award.

The terms of this employment offer do not constitute an employment agreement; your pay and benefits will follow Vista Outdoor’s compensation and benefits programs which are subject to change. Vista Outdoor reserves the right, in its discretion, to modify or terminate its compensation and benefits programs at any time, including without limitation adjusting any bonus or equity targets, grants or payouts for performance or other reasons.

Jason, we are truly excited to extend this promotion to you and look forward to the continued contributions you will make at Vista Outdoor. To confirm acceptance of this promotion, please sign, date and return to me.

Sincerely,

/s/ Chris Metz

Chris Metz
Chief Executive Officer

Accepted:

/s/ Jason Vanderbrink	/	11/7/2017
Jason Vanderbrink		Date